Exhibit 10.3
WESCO INTERNATIONAL, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-EMPLOYEE DIRECTORS

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an Award of Restricted Stock Units by WESCO International, Inc., a Delaware corporation (the “Company”) under the WESCO International, Inc. 2021 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Grantee:	[NAME]
Grant Date:	[DATE]
Number of Restricted Stock Units:	[NUMBER]
Vesting Term:	Each Restricted Stock Unit represents the right to receive a Share if the Restricted Stock Unit vests. The Restricted Stock Units will vest in full on the first anniversary of the Grant Date, if Grantee does not experience a Termination of Service prior to such date; provided, however, that if Grantee’s Termination of Service as a member of the Company’s Board of Directors occurs as a result of the scheduled expiration of Grantee’s term as a member of the Board of Directors, then if such date is: (1) less than three calendar months from the Grant Date, 25% of the Restricted Stock Units shall vest; (2) at least three but less than six calendar months from the Grant Date, 50% of the Restricted Stock Units shall vest; (3) at least six but less than nine calendar months from the Grant Date, 75% of the Restricted Stock Units shall vest; or (4) at least nine calendar months from the Grant Date, 100% of the Restricted Stock Units shall vest.
Accelerated Vesting:	Subject to the foregoing provisions, the Restricted Stock Units will be 100% fully vested upon the earliest of: (1) Grantee’s death; (2) Grantee’s Disability; or (3) a Change in Control.
Forfeiture:	Except as set forth above, if Grantee has a Termination of Service before the first anniversary of the Grant Date, all rights of Grantee to the Restricted Stock Units that have not vested shall terminate and be forfeited.

Delivery:	Vested Restricted Stock Units will be settled by delivery of Shares as soon as practicable after the earliest to occur of: (1) the first anniversary of the Grant Date; (2) Grantee’s death; (3) Grantee’s Disability; or (4) a Change in Control.
Other Terms:	All other terms are as set forth in the Plan, which is incorporated herein by reference. In the event that a provision of the Award Agreement conflicts with the Plan, the terms of the Plan will control. By accepting this Award Agreement, Grantee agrees to be subject to the terms and conditions of the Plan.